Exhibit 99.1

Fairchild Semiconductor Reports Results for the Second Quarter 2014

Fairchild Semiconductor (NASDAQ: FCS), a leading global supplier of power semiconductors, today announced results for the second quarter ended June 29, 2014. Fairchild reported second quarter sales of $371.6 million, up 8 percent from the prior quarter and 4 percent higher than the second quarter of 2013.

Fairchild reported second quarter net income of $17.8 million or $0.14 per diluted share compared to a net loss of $9.3 million or $0.07 per diluted share in the prior quarter and a net loss of $7.5 million or $0.06 per diluted share in the second quarter of 2013. Gross margin was 33.4 percent compared to 30.3 percent in the prior quarter and 29.1 percent in the year-ago quarter.

Fairchild reported second quarter adjusted gross margin of 33.4 percent, up 310 basis points from the prior quarter and 360 basis points higher than the second quarter of 2013. Gross margin in quarters prior to the second quarter of 2014 excluded accelerated depreciation related to a line closure. Adjusted net income was $25.2 million or $0.20 per diluted share, compared to adjusted net income of $4.9 million or $0.04 per diluted share in the prior quarter and $1.7 million or $0.01 per diluted share in the second quarter of 2013. See the Reconciliation of Net Income to Adjusted Net Income exhibit included in this press release for more details on the other adjustment items.

“Fairchild continues to deliver steady sales growth due to improved execution and broad-based demand strength,” said Mark Thompson, Fairchild’s chairman and CEO. “Our distribution sell-through or POS has grown for six consecutive quarters while our weeks of inventory in the channel decreased again to about 9 weeks. We are managing the supply chain very well to maintain short lead times and lean, yet responsive inventory levels to better support our customers. Our current backlog is modestly higher than a quarter ago and we expect to grow sales again in the third quarter. We generated strong cash flow in the second quarter due to improved earnings coupled with low capital spending and favorable changes in working capital. We repurchased 4 percent of our outstanding shares of stock during the second quarter and we plan to continue returning cash to shareholders.

Second Quarter Financials

“Adjusted gross margin increased 3 points sequentially due to better manufacturing execution in the second quarter and improved product mix,” said Mark Frey, Fairchild’s executive vice president and CFO. “R&D and SG&A expenses were $98.0 million, up 2 percent sequentially due to the annual merit increase and equity vesting offset by some one-time benefit cost reductions. Free cash flow was a positive $70 million for the second quarter. We ended the second quarter with total cash and securities exceeding our debt by $120 million which was up slightly from the prior quarter despite repurchasing $69 million in stock. This was due to higher net income, lower capital spending and favorable changes in working capital.

Forward Guidance

“We expect sales to be in the range of $370 to $385 million for the third quarter,” said Frey. “We expect adjusted gross margin to be 34.0 to 35.0 percent due primarily to higher sales and factory loadings as well as improved product mix. We anticipate R&D and SG&A spending to be $97 to $99 million due to higher variable compensation expenses and lack of the one-time cost benefit in the prior quarter offset by seasonal spending reductions. The adjusted tax rate is forecast at 15 percent plus or minus 3 percentage points for the quarter. Consistent with our usual practices, we are not assuming any obligation to update this information, although we may choose to do so before we announce third quarter results.”

Adjusted gross margin, adjusted net income and free cash flow are non-GAAP financial measures and should not be considered replacements for GAAP results. See additional information on our non-GAAP financial measures and reconciliations to the most comparable GAAP measures in the appropriate reconciliation exhibit included in this press release as well as our SEC filings related to this announcement.

Special Note on Forward Looking Statements:

Some of the paragraphs above, including the one headed “Forward Guidance,” contain forward-looking statements that are based on management’s assumptions and expectations and involve risk and uncertainty. Other forward-looking statements may also be found in this news release. Forward-looking statements usually, but do not always, contain forward-looking terminology such as “we believe,” “we expect,” or “we anticipate,” or refer to management’s expectations about Fairchild’s future performance. Many factors could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are the following: failure to maintain order rates at expected levels; failure to achieve expected savings from cost reduction actions or other adverse results from those actions; changes in demand for our products; changes in inventories at our customers and distributors; technological and product development risks, including the risks of failing to maintain the right to use some technologies or failing to adequately protect our own intellectual property against misappropriation or infringement; availability of manufacturing capacity; the risk of production delays; availability of raw materials at competitive prices; competitors’ actions; loss of key customers, including but not limited to distributors; the inability to attract and retain key management and other employees; order cancellations or reduced bookings; changes in manufacturing yields or output; risks related to warranty and product liability claims; risks inherent in doing business internationally; changes in tax regulations or the migration of profits from lower tax jurisdictions to higher tax jurisdictions; regulatory risks and significant litigation. These and other risk factors are discussed in the company’s quarterly and annual reports filed with the Securities and Exchange Commission (SEC) and available at the Investor Relations section of Fairchild Semiconductor’s web site at investor.fairchildsemi.com or the SEC’s web site at www.sec.gov.

About Fairchild Semiconductor:

Fairchild Semiconductor (NASDAQ: FCS) – global presence, local support, smart ideas. Fairchild delivers energy-efficient, easy-to-use and value-added semiconductor solutions for power and mobile designs. We help our customers differentiate their products and solve difficult technical challenges with our expertise in power and signal path products. Please contact us on the web at www.fairchildsemi.com.

Fairchild Semiconductor International, Inc.

Consolidated Statements of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2014	2014	2013	2014	2013
Total revenue	$371.6	$344.1	$356.5	$715.7	$699.7
Cost of sales (1)	247.4	239.9	252.8	487.3	503.6

Gross margin	124.2	104.2	103.7	228.4	196.1

Gross margin %	33.4%	30.3%	29.1%	31.9%	28.0%
Operating expenses:
Research and development (2)	43.0	41.1	46.0	84.1	88.6
Selling, general and administrative (3)	55.0	55.5	52.2	110.5	103.8
Amortization of acquisition-related intangibles	2.2	4.2	3.9	6.4	7.7
Restructuring, impairments, and other costs	4.7	6.1	3.4	10.8	4.6
Charge for (release of) litigation	—	4.4	—	4.4	(12.6)

Total operating expenses	104.9	111.3	105.5	216.2	192.1

Operating income	19.3	(7.1)	(1.8)	12.2	4.0
Other expense, net	2.6	1.1	$1.6	3.7	6.2

Income (loss) before income taxes	16.7	(8.2)	(3.4)	8.5	(2.2)
Provision (benefit) for income taxes	(1.1)	1.1	4.1	—	5.8

Net income (loss)	$17.8	$(9.3)	$(7.5)	$8.5	$(8.0)

Net income (loss) per common share:
Basic	$0.14	$(0.07)	$(0.06)	$0.07	$(0.06)

Diluted	$0.14	$(0.07)	$(0.06)	$0.07	$(0.06)

Weighted average common shares:
Basic	122.7	125.4	127.6	124.0	127.4

Diluted	123.9	125.4	127.6	125.6	129.0

(1) Equity compensation expense included in cost of sales	$1.5	$1.0	$1.3	$2.5	$2.4
(2) Equity compensation expense included in research and development	$2.1	$2.0	$2.0	$4.1	$3.7
(3) Equity compensation expense included in selling, general and administrative	$5.2	$4.8	$4.6	$10.0	$8.1

Fairchild Semiconductor International, Inc.

Reconciliation of Net Income To Adjusted Net Income

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2014	2014	2013	2014	2013
Net income (loss)	$17.8	$(9.3)	$(7.5)	$8.5	$(8.0)
Adjustments to reconcile net income (loss) to adjusted net income (loss):
Restructuring, impairments, and other costs	4.7	6.1	3.4	10.8	4.6
Write off of equity investments	—	—	—	—	3.0
Accelerated depreciation on assets related to line closure (1)	—	—	2.5	—	5.4
Write down of asset held for sale	1.9	—	—	1.9	—
Gain on sale of equity investment	(1.4)	—	—	(1.4)	—
Charge for (release of) litigation	—	4.4	—	4.4	(12.6)
Amortization of acquisition-related intangibles	2.2	4.2	3.9	6.4	7.7
Associated net tax effects of the above and other acquisition-related intangibles	—	(0.5)	(0.6)	(0.5)	(0.4)

Adjusted net income (loss)	$25.2	$4.9	$1.7	$30.1	$(0.3)

Adjusted net income (loss) per common share:

Basic	$0.21	$0.04	$0.01	$0.24	$(0.00)

Diluted	$0.20	$0.04	$0.01	$0.24	$(0.00)

(1)	Recorded in cost of sales

Fairchild Semiconductor International, Inc.

Reconciliation of Gross Margin To Adjusted Gross Margin

(In millions)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 29,	March 30,	June 30,	June 29,	June 30,
	2014	2014	2013	2014	2013
Gross margin	$124.2	$104.2	$103.7	$228.4	$196.1
Adjustments to reconcile gross margin to adjusted gross margin:
Accelerated depreciation on assets related to line closure	—	—	2.5	—	5.4

Adjusted gross margin	$124.2	$104.2	$106.2	$228.4	$201.5

Adjusted gross margin %	33.4%	30.3%	29.8%	31.9%	28.8%

Fairchild Semiconductor International, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	June 29,	March 30,	December 29,
	2014	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$317.4	$315.8	$417.8
Short-term marketable securities	0.2	0.2	0.1
Receivables, net	148.6	158.7	127.4
Inventories	234.4	221.9	228.1
Other current assets	50.2	47.1	51.2

Total current assets	750.8	743.7	824.6
Property, plant and equipment, net	674.7	693.2	707.9
Intangible assets, net	42.9	45.1	31.7
Goodwill	213.7	210.2	169.3
Long-term securities	2.2	2.1	2.2
Other assets	63.1	65.6	60.3

Total assets	$1,747.4	$1,759.9	$1,796.0

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$125.6	$106.1	$95.8
Accrued expenses and other current liabilities	84.7	73.0	88.0

Total current liabilities	210.3	179.1	183.8
Long-term debt, less current portion	200.1	200.1	200.1
Other liabilities	57.3	56.6	48.0

Total liabilities	467.7	435.8	431.9
Temporary equity - deferred stock units	3.0	3.9	3.6
Total stockholders’ equity	1,276.7	1,320.2	1,360.5

Total liabilities, temporary equity and stockholders’ equity	$1,747.4	$1,759.9	$1,796.0

Fairchild Semiconductor International, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 29,	June 29,	June 30,
	2014	2014	2013
Cash flows from operating activities:
Net income (Loss)	$17.8	$8.5	$(8.0)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	32.0	68.0	72.5
Non-cash stock-based compensation expense	8.8	16.6	14.2
Non-cash restructuring and impairments expense	—	0.6	—
Gain on sale of equity investment	(1.4)	(1.4)	—
Deferred income taxes, net	(7.8)	(4.7)	1.4
Charge for (release of) litigation	—	4.4	(12.6)
Other	2.0	2.4	4.3
Changes in operating assets and liabilities, net of acquisitions	33.4	(1.0)	(25.6)

Cash provided by operating activities	84.8	93.4	46.2

Cash flows from investing activities:
Capital expenditures	(15.2)	(28.9)	(40.1)
Proceeds from sale of equity investment	2.1	2.1	—
Maturity of marketable securities	0.5	—	0.1
Other	(1.4)	(1.4)	(1.1)
Acquisitions, net of cash acquired	(0.2)	(60.0)	—

Cash used in investing activities	(14.2)	(88.2)	(41.1)

Cash flows from financing activities:
Proceeds from issuance of common stock and from exercise of stock options, net	0.5	0.7	0.5
Purchase of treasury stock	(68.9)	(99.5)	(8.7)
Shares withheld for employees taxes	(0.6)	(6.8)	(8.0)

Cash used in financing activities	(69.0)	(105.6)	(16.2)

Net change in cash and cash equivalents	1.6	(100.4)	(11.1)
Cash and cash equivalents at beginning of period	315.8	417.8	405.9

Cash and cash equivalents at end of period	$317.4	$317.4	$394.8

Fairchild Semiconductor International, Inc.

Reconciliation of Cash Provided (Used in) by Operating Activities to Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended	Six Months Ended
	June 29,	June 29,	June 30,
	2014	2014	2013
Cash provided by (used in) operating activities	$84.8	$93.4	$46.2
Capital expenditures	(15.2)	(28.9)	(40.1)

Free cash flow	$69.6	$64.5	$6.1